Exhibit 14.1


                       INDEPENDENT AUDITORS' CONSENT


To the Board of Trustees of MUNICIPAL SECURITIES INCOME TRUST and
Shareholders of FEDERATED OHIO MUNICIPAL INCOME FUND:

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Federated Ohio Municipal Income Fund (a portfolio of the Municipal Securities Income Trust) of our report dated October 11, 1996, appearing in the Annual Report of Federated Ohio Municipal Income Fund for the year ended August 31, 1996, included in the Prospectus of Federated Ohio Municipal Income Fund for the year ended August 31, 1996, dated October 31, 1996, and to the references to us within this Registration Statement.



By:/s/DELOITTE & TOUCHE LLP
   Deloitte & Touche LLP
Pittsburgh, Pennsylvania
March 31, 1997